Exhibit 99.1

Contacts:	W. Dan Puckett	Carol Marsh
	Chief Executive Officer	Chief Financial Officer
	(205) 870-1939	(205) 870-1939

CAPITALSOUTH BANCORP INCREASES QUARTERLY CASH DIVIDEND
8.3%TO $0.065 PER SHARE

BIRMINGHAM, Ala. (June 19, 2007) - CapitalSouth Bancorp (NASDAQ-GM: CAPB) today announced that its Board of Directors has voted to increase the Company's quarterly dividend rate to $0.065 per share, representing an increase of 8.3% over the previous rate of $0.06 per share. The higher quarterly amount, which goes into effect with the second quarter dividend payable on July 12, 2007, to shareholders of record as ofJune 29, 2007, equates to an indicated annual rate of $0.26 per share.

Commenting on the announcement, W. Dan Puckett, Chairman and Chief Executive Officer, said, "We are gratified that business conditions allow us to increase our quarterly dividend payment, allowing our stockholders to participate directly in our progress. As this action demonstrates, we remain committed to creating greater value for our investors over time."

CapitalSouth Bancorp is a bank holding company operating nine full service banking offices and one loan production office through its bank subsidiary, CapitalSouth Bank, with offices in Birmingham, Huntsville, and Montgomery, Alabama, and Jacksonville, Florida, as well as a loan production office in Atlanta, Georgia. CapitalSouth targets small to medium-sized businesses in the markets it serves. CapitalSouth Bank also operates "Banco Hispano," providing financial services to the growing Latino community. CapitalSouth offers SBA lending services and other loan programs for business owners through its Business Capital Group, which operates through full-service offices as well as the loan production office. CapitalSouth also provides Internet banking services at www.capitalsouthbank.com as well as personal investment services.

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